UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2023

SEALED AIR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12139	65-0654331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2415 Cascade Pointe Boulevard, Charlotte, North Carolina 28208

(Address of principal executive offices)

(980) 221-3235

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Exchange
Common Stock, par value $0.10 per share	SEE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers.

SEE (the “Company”) today announced that its Board of Directors (the “Board”) and Edward L. Doheny II, President and Chief Executive Officer of the Company, have mutually agreed that it is the right time to transition leadership. Mr. Doheny has stepped down as President and Chief Executive Officer and as a member of the Board, effective immediately. He will continue to serve the Company in an advisory capacity to assist in the transition until January 18, 2024, in accordance with the 90-day period provided in his existing Letter Agreement, dated September 5, 2017, as amended on December 10, 2020 and August 30, 2022 (the “Letter Agreement”), or such earlier date as may be mutually agreed. There are no changes to the severance that Mr. Doheny is entitled to receive for termination without cause pursuant to the Letter Agreement.

The Board is undertaking a comprehensive search, internally and externally, with the assistance of a leading executive search firm to identify the Company’s next Chief Executive Officer. As part of the leadership transition, the Board approved the appointments of Emile Chammas, Senior Vice President and Chief Operating Officer, and Dustin Semach, Chief Financial Officer, as Interim Co-Presidents and Co-Chief Executive Officers upon Mr. Doheny’s departure unless and until a permanent replacement has been named, in addition to their current roles.

Mr. Chammas, age 55, has served as Senior Vice President and Chief Operating Officer of the Company since January 2022. Mr. Chammas served as Senior Vice President, Chief Transformation and Manufacturing/Supply Chain Officer of the Company from February 2019 to January 2022. Prior to that position, from 2010 to 2019, Mr. Chammas served as the Company’s Senior Vice President and Chief Supply Chain Officer. Mr. Chammas holds a bachelor’s degree in mechanical engineering from Vanderbilt University and a master’s degree in mechanical engineering from the Massachusetts Institute of Technology.

Mr. Semach, age 42, has served as Chief Financial Officer of the Company since April 2023. Prior to joining the Company, Mr. Semach served as Chief Financial Officer of TTEC Holdings, Inc., a global customer experience technology and services provider (“TTEC”), from November 2021 to April 2023, after joining TTEC, in December 2020 as part of its planned Chief Financial Officer succession. Prior to joining TTEC, Mr. Semach served as Chief Financial Officer at Rackspace Technology, Inc., a global cloud services provider, from July 2019 to November 2020, and prior to that he held various key leadership roles at DXC Technology Company, an information technology services company, from January 2013 to July 2019. Mr. Semach holds a bachelor’s degree in computer science from Clemson University and a master’s degree in business administration from Northeastern University.

There are no family relationships between either Mr. Chammas or Mr. Semach and the Company’s directors and executive officers, no arrangements or understandings between either Mr. Chammas or Mr. Semach and any other person requiring disclosure under Item 401(b) of Regulation S-K and no transactions with related persons requiring disclosure under Item 404(a) of Regulation S-K.

At this time, no new or additional compensation adjustments in connection with the appointments of Mr. Chammas and Mr. Semach as the Company’s Interim Co-Presidents and Co-Chief Executive Officers have been determined. The material terms of any new compensatory arrangements related to such leadership changes will be disclosed in a subsequent filing on Form 8-K.

In addition, on October 20, 2023, the Company and Sergio Pupkin, the Company’s Senior Vice President and Chief Growth & Strategy Officer, mutually agreed that Mr. Pupkin will be leaving the Company, effective December 31, 2023. There are no changes to the severance that Mr. Pupkin is entitled to receive pursuant to the previously disclosed Sealed Air Corporation Executive Severance Plan, as amended and restated effective February 13, 2018.

Item 7.01. Regulation FD Disclosure.

On October 23, 2023, the Company issued a press release announcing Mr. Doheny’s departure and Mr. Semach and Mr. Chammas’ appointments. The press release, furnished as Exhibit 99.1 to this report, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release, dated October 23, 2023

104	Cover Page Interactive Data File (formatted as Inline XBRL and embedded within document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEALED AIR CORPORATION

Dated: October 23, 2023

	By:	/s/ Angel S. Willis
		Name:	Angel S. Willis
		Title:	Vice President, General Counsel and Secretary (Duly Authorized Officer)

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